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                              NORD RESOURCES CORPORATION

                        1987 NORD INCENTIVE STOCK OPTION PLAN

                                   AMENDMENT NO. 2

                                     JUNE 8, 1994


    Section 6.6 of the 1987 Nord Incentive Stock Option Plan is hereby amended by adding a new subparagraph "d." as follows:


         (d) Notwithstanding anything to the contrary contained herein, the Board or the Committee, as the case may be, shall have the right, in its sole discretion, to permit employees of the Corporation, other than employees who are directors or executive officers of the Corporation, to exercise outstanding options for a period of up to two years following the date of termination of employment, to the extent that such options are exercisable on the date of termination of employment.